Exhibit 99.1

Source: Facebook

Headline: Invest In Blue-Chip Artists

Body: Investors only: Invest in Blue-Chip artists at a $500 minimum! 🍾

Images:

MASTERWORKS



Nude On Purple Chair, *2010*

By George Condo

54%

Available Now

As of 2:00 P.M. 2/13/23

MASTERWORKS

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Mae
By Alex Katz



Greensleeves
By Bridget Riley



Bride's Door
By Helen Frankenthaler



Nude On Purple Chair, *2010*
By George Condo

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Art transaction data is not intended to represent the performance of any security. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. See important Reg A disclosures: Masterworks.com/cd